Exhibit 4.8

EXECUTION COPY

                                                                                                                                                                                                                                                                                                                                                                                          Barclays Bank PLC

5 The North Colonnade

Canary Wharf

London E14 4BB

Tel +44 (0)20 7623 2323

DATE:	December 13, 2007

TO:

Wilmington Trust Company, not in its individual capacity but solely in its capacity as trustee (“Trustee”) of the CNH Equipment Trust 2007-C
(the “Trust”)
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890-0001

ATTENTION:	Corporate Trust Administrator
TELEPHONE:	(302) 636-6194
FACSIMILE:	(302) 636-4140

FROM:	Barclays Bank PLC

SUBJECT:	Fixed Income Derivatives Confirmation

REFERENCE NUMBER:	2099253B/2096563B

The purpose of this letter (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between us on the Trade Date specified below (the “Transaction”).  This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1.                                       The definitions and provisions contained in the 2000 ISDA Definitions (the “ISDA Definitions”), as published by the International Swaps and Derivatives Association, Inc. are incorporated into this Confirmation.  In the event of any inconsistency between the definitions in the ISDA Definitions and this Confirmation, this Confirmation will govern.  References herein to a “Transaction” shall be deemed to be references to a “Swap Transaction” for purposes of the ISDA Definitions.

Capitalized terms not defined herein shall have the meaning assigned to them in the Trust Agreement, dated as of November 1, 2007, between CNH Capital Receivables LLC and the Trustee, the Sale and Servicing Agreement, dated as of November 1, 2007, among Party B, CNH Capital Receivables LLC, as Seller, and New Holland Credit Company, LLC, as Servicer, and the Indenture, dated as of November 1, 2007, between Party B and The Bank of New York Trust Company, N.A., as Indenture Trustee (together with the Trust Agreement and Sale and Servicing Agreement, the “Base Agreements”).  In the event of any inconsistency between the definitions in the ISDA Definitions and the Base Agreements, the Base Agreements will govern.

This Confirmation supplements, forms a part of, and is subject to, the 1992 ISDA Master Agreement dated as of December 13, 2007 (including the Schedule thereto) as amended and supplemented from time to time (the “Agreement”) between you and us.  All provisions contained in the Agreement govern this Confirmation except as expressly modified herein.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

	Type of Transaction:	Interest Rate Swap

Notional Amount:

With respect to the initial Calculation Period, the Notional Amount shall be equal to USD 141,000,000. With respect to each subsequent Calculation Period, the Notional Amount shall be equal to the outstanding principal balance of the Class A-2 Notes as of the first day of such Calculation Period.

	Trade Date:	December 6, 2007

	Effective Date:	December 13, 2007

Termination Date:

The earlier of (i) September 15, 2010, subject to adjustment in accordance with the Business Day Convention; provided, however, that for the purpose of determining the final Fixed Rate Payer Period End Date, Termination Date shall be subject to No Adjustment, and (ii) the date on which the outstanding principal balance of the Class A-2 Notes is reduced to zero.

Fixed Amounts:

	Fixed Rate Payer:	Party B

Fixed Rate Payer
	Period End Dates:	The 15th calendar day of each month during the Term of this Transaction, commencing January 15, 2008, and ending on the Termination Date, with No Adjustment.

Fixed Rate Payer
Payment Dates:

The 15th calendar day of each month during the Term of this Transaction, commencing January 15, 2008, and ending on the Termination Date, subject to adjustment in accordance with the Business Day Convention.

	Fixed Rate:	4.066%

	Fixed Amount:	To be determined in accordance with the following formula:

Fixed Rate*Notional Amount*Fixed Rate Day Count Fraction

Fixed Rate Day
	Count Fraction:	30/360

Floating Amounts:

	Floating Rate Payer:	Party A

Floating Rate Payer
Period End Dates:

The 15th calendar day of each month during the Term of this Transaction, commencing January 15, 2008, and ending on the Termination Date, subject to adjustment in accordance with the Business Day Convention.

Floating Rate Payer
Payment Dates:

The 15th calendar day of each month during the Term of this Transaction, commencing January 15, 2008, and ending on the Termination Date, subject to adjustment in accordance with the Business Day Convention.

Floating Rate Option:	USD-LIBOR-BBA

Floating Amount:	To be determined in accordance with the following formula:

Floating Rate Option*Notional Amount*Floating Rate Day Count Fraction

Designated Maturity:	One month

Floating Rate Day
Count Fraction:	Actual/360

Reset Dates:	The first day of each Calculation Period

Compounding:	Inapplicable

Business Days:	New York

Business Day Convention:	Following

Calculation Agent:	Party A

Account Details and Settlement Information:

Payments to Party A:	Correspondent: BARCLAYS BANK PLC NEW YORK
FEED: 026002574
Beneficiary: BARCLAYS SWAPS
Beneficiary Account: 050-01922-8

Payments to Party B:	The Bank of New York Trust Company NA
ABA # 021000018
For Credit to GLA # 211705
For Final Credit to : 775918
Ref: CNH 2007-C Swap Payment

3.                                       Calculation of Market Quotation or Loss in connection with the early termination of all or a portion of this Transaction:

The relevant party calculating the Market Quotation or Loss, as appropriate, in connection with the early termination of all or a portion of this Transaction shall take into account the anticipated amortization of the Note Balance of the Class A-2 Notes for all Calculation Periods that would otherwise have ended on Payment Dates that would otherwise have fallen after such early termination.

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The time of dealing will be confirmed by Party A upon written request.  Barclays is regulated by the Financial Services Authority.  Barclays is acting for its own account in respect of this Transaction.

Please confirm that the foregoing correctly sets forth all the terms and conditions of our agreement with respect to the Transaction by responding within three (3) Business Days by promptly signing in the space provided below and both (i) faxing the signed copy to Incoming Transaction Documentation, Barclays Capital Global OTC Transaction Documentation & Management, Global Operations, Fax +(44) 20-7773-6810/6857, Tel +(44) 20-7773-6901/6904/6965, and (ii) mailing the signed copy to Barclays Bank PLC, 5 The North Colonnade, Canary Wharf, London E14 4BB, Attention of Incoming Transaction Documentation, Barclays Capital Global OTC Transaction Documentation & Management, Global Operation.  Your failure to respond within such period shall not affect the validity or enforceability of the Transaction against you.  This facsimile shall be the only documentation in respect of the Transaction and accordingly no hard copy versions of this Confirmation for this Transaction shall be provided unless Party B requests such a copy.

For and on behalf of BARCLAYS BANK PLC		CNH EQUIPMENT TRUST 2007-C By: Wilmington Trust Company, not in its individual capacity but solely as Trustee

By:	/s/ Shain Kalmanowitz	By:	/s/ Patricia A. Evans

Name: Shain Kalmanowitz Title: Authorised Signatory Date: December 13		Name: Patricia A. Evans Title: Vice President Date: December 13

Barclays Bank PLC and its Affiliates, including Barclays Capital Inc., may share with each other information, including non-public credit information, concerning its clients and prospective clients.  If you do not want such information to be shared, you must write to the Director of Compliance, Barclays Bank PLC, 200 Park Avenue, New York, NY 10166.

Annex A

Paragraph 13 of the Credit Support Annex